Exhibit No. 99.3

TRUSTEE STATEMENT OF COMPLIANCE

        Wells Fargo Bank Minnesota, National Association (the “Trustee”) hereby certifies that the Trustee has fulfilled its obligations under the Trust Agreement made as of May 3, 2002 between Credit and Asset Repackaging Vehicle Corporation, as depositor, and the Trustee, with respect to Public Credit and Repackaged SecuritiesSM (PCARS)SM Trust Series 2002-2 during the period from May 3, 2002 to December 31, 2002.

New York, New York
February 24, 2004

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
By:	/s/ Joseph P. O’Donnell

	Name: Title:	Joseph P. O’Donnell Assistant Vice President